Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

This sets forth the terms of an Amendment to the Employment Agreement between Anaren, Inc. ("Employer") and Lawrence A. Sala ("Employee"), which Employment Agreement was made effective as of July 1, 2006 (“Employment Agreement”).

Effective as of July 1, 2006, the Employment Agreement is amended as follows:

1.             Subparagraph 1(c) of the Employment Agreement is amended by adding the following new sentence at the end of subparagraph 1(c):

Such pro rata portion shall be paid in a single lump sum on the later of the first of the seventh calendar month that follows Employee's termination of employment or the 15th day of third calendar month that follows the fiscal year of Employer during which Employee's termination occurs.

2.             The third and fourth sentences of subparagraph 1(d) of the Employment Agreement are amended and restated to provide in their entirety as follows (the amended portions are underscored):

Payments required pursuant to the preceding sentence shall be paid in three substantially equal installments, with the first installment paid on the first day of the seventh month following the date Employee's employment ends, and with the second and third installments paid on the last business day of the ninth and twelfth calendar month, respectively, following the date Employee's employment ends.  For the 12-month period during which the Severance Compensation is paid, Employee shall be eligible to continue to participate in Employer's medical, dental, disability (short term and long term) and group term and whole life insurance plans, but not in any other Employer fringe benefit plan, as if Employee was an active, full time Employee.

3.             Subparagraph 1(d) of the Employment Agreement is amended further by adding the following new sentence between the existing fourth and fifth sentences of subparagraph 1(d):

The right to continue participation in the foregoing insurance plans is not subject to liquidation or exchange for another benefit.

4.             The second sentence of clause (iii) of subparagraph 3(b) of the Employment Agreement is amended and restated to provide in its entirety as follows (the amended portion is underscored):

Additionally, Employer shall treat as immediately exercisable each unexpired stock option held by Employee that is not exercisable or that has not been fully exercised, so as to permit Employee (or his beneficiary) to purchase any portion or all of the Employer common stock not yet purchased pursuant to each such option until the earlier of the latest date upon which the option could have expired by its original terms under any circumstances or the tenth anniversary of the date the option was granted.

5.             Clause (i) of subparagraph 3(d) of the Employment Agreement is amended and restated to provide in its entirety as follows (the amended portions are underscored):

the involuntary assignment to Employee of any duties that are materially inconsistent with Employee's position (including any change in his status, offices, and titles), authority, duties, responsibilities as contemplated by paragraphs 1 and 2 of this Agreement; or

6.             Clauses (i) – (iv) of subparagraph 3(e) of the Employment Agreement are amended and restated to provide in their entirety as follows (the amended portions are underscored):

(i)	the Severance Compensation described in subparagraph 1(d) of this Agreement which shall be paid in a single sum on the first day of the seventh month following termination;

(ii)
an amount equal to the difference between the total purchase price plus capital improvements paid by Employee for and with respect to the home currently owned and occupied by him in the Syracuse area and the proceeds of the sale of such home by Employee following the termination of his employment, if Employee (A) elects to move outside of the Metropolitan Syracuse area to take other employment, (B) completes a sale of such home within one year of his termination of employment, and (C) establishes to the satisfaction of the Board of Directors that he was unable, despite reasonable efforts, to sell the home for a sum equal to or greater than the purchase price plus capital improvements; provided that, in lieu of the payment required above, Employer may (in its discretion) purchase the home for a sum equal to the price Employee paid for it plus capital improvements; and provided further that, in either case, the payment or purchase shall made in a single sum on the first day of the 14th month following Employee's termination;

(iii)
the right to dispose of any restricted stock granted to Employee and to exercise each unexpired stock option held by Employee that is not exercisable or that has not been fully exercised, so as to permit the Employee to purchase any portion or all of the Employer stock not yet purchased pursuant to each such option until the earlier of the latest date upon which the option could have expired by its original terms under any circumstances or the tenth anniversary of the date the option was granted; and

(iv)
Fifteen thousand dollars ($15,000), to be used for retaining  professional outplacement services through a company of Employee's choice, which shall be paid in a single sum on the first day of the seventh month following Employee’s termination.

7.             Clauses (i), (iv), (v) and (vii) of subparagraph 6(a) of the Employment Agreement are amended and restated to provide in its entirety as follows (the amended portions are underscored):

(i)	pay Employee the Severance Compensation described in subparagraph 1(d) of this Agreement in a single sum on the first day of the seventh month following termination;

(iv)
to the extent the benefits provided to Employee in 6(a)(iii) above are deemed taxable benefits, Employer shall reimburse Employee for taxes owed by Employee on the benefits and the tax reimbursement, which reimbursement shall be made within 90 days of the date that Employee remits the related taxes;

(v)
treat as immediately exercisable each unexpired stock option that is not otherwise exercisable or that has not been fully exercised, so as to permit Employee to purchase any portion or all of the Employer stock or successor stock not yet purchased pursuant to each such option until the earlier of the latest date upon which the option could have expired by its original terms under any circumstances or the tenth anniversary of the date the option was granted;

(vii)
pay to Employee an amount equal to the difference between the total purchase price plus capital improvements paid by Employee for and with respect to the home currently owned and occupied by him in the Syracuse area and the proceeds of the sale of such home by Employee following the termination of his employment, if Employee (A) elects to move outside of the Metropolitan Syracuse area to take other employment, (B) completes a sale of such home within one year of his termination of employment, and (C) establishes to the satisfaction of the Board of Directors that he was unable, despite reasonable efforts, to sell the home for a sum equal to or greater than the purchase price plus capital improvements; provided that, in lieu of the payment required above, Employer may (in its discretion) purchase the home for a sum equal to the price Employee paid for it plus capital improvements; and provided further that, in either case, the payment or purchase shall made in a single sum on the first day of the 14th month following Employee's termination.

8.             Subparagraph 6(b) of the Employment Agreement is amended and restated to provide in its entirety as follows (the amended portions are underscored):

(b)           If any portion of the amounts paid to, or value received by Employee following a “change of control” (whether paid or received pursuant to this paragraph 6 or otherwise) constitutes an “excess parachute payment” within the meaning of Internal Revenue Code Section 280G, then the parties shall negotiate a restructuring of payment dates and/or methods to minimize or eliminate the application of Internal Revenue Code Section 280G; but only if and to the extent such restructuring will not result in the premature recognition of income or the imposition of excise taxes under Internal Revenue Code Section 409A.  If an agreement to restructure payments is not reached within sixty days of the date the first payment is due under this paragraph 6, then payment shall be made without restructuring.  In that case, Employee shall be responsible for all taxes and penalties payable by Employee as a result of Employee’s receipt of “excess parachute payments”; provided that Employer shall reimburse Employee for any excise taxes owed by Employee on such “excess parachute payments” and for income and excise taxes owed on the reimbursement.  Reimbursement shall be made within 90 days of the date that Employee remits the related excise and income taxes.

The foregoing Amendment is established by the following signatures of the parties to the Employment Agreement.

ANAREN, INC.

By: s/s Carl W. Gerst, Jr.
Carl W. Gerst, Jr.,
Vice Chairman of the Board

Date: December 30, 2008

s/s Lawrence A. Sala
Lawrence A. Sala, President and CEO

Date: December 30, 2008